EXHIBIT 99.3

Granite City Food & Brewery Completes

Initial Closing of Private Placement

MINNEAPOLIS – September 17, 2004 — Granite City Food & Brewery Ltd. (Nasdaq: GCFB) today announced that it has completed the initial closing of its private placement of common stock and warrants, generating gross proceeds of $1,925,000.

The securities were sold at an offering price of $3.25 per share of common stock, with one warrant for every 2.5 shares of common stock sold.  The warrants have a term of five years and are exercisable at $5.00 per share, subject to certain anti-dilution adjustments.  The shares and warrants sold in the initial closing represented 19.9% of Granite City’s outstanding common stock before the issuance.  Completion of the sale of the remaining shares and warrants will be subject to approval by Granite City’s shareholders in compliance with Nasdaq Marketplace Rules.  Granite City has agreed to register the common stock and the shares underlying the warrants under applicable federal and state securities laws.

The net proceeds of the financing will be used as working capital to fund expansion of Granite City’s eight-store restaurant chain.

The foregoing securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contact:	Steven J. Wagenheim
President and Chief Executive Officer
(952) 525-2070 or (612) 751-3331